Exhibit 10.1

Laurent Mercier

Amsterdam, November 26, 2021
Subject: Your new compensation

Dear Laurent,

With reference to your conversation with Anne Jaeckin, and as approved by the RNC, we are happy to confirm that your compensation is revised.

From January 1st, 2022, your base salary will increase to 560,000€ per annum, including 8% holiday allowance.

Effective 1 July 2021, you are no longer eligible to participate in the APP bonus program; this would be applied to the full Fiscal Year 2022 and all future Fiscal Years.

We are also pleased to inform you that you will receive by the end of this month an exceptional bonus of 300,000 Euros gross (three hundred thousand Euros) to reward your outstanding contribution regarding all financial corporate activities over the last months. Should you resign in the coming 12 months, you will have to reimburse the company (on a net basis).

For your information, the Board of Directors of Coty has approved, upon the recommendation of the CEO of Coty, to increase, your ELTIP award comprised of restricted stock units from USD$650,000 to USD$1,350,000, based on a $8.126 share price (the “FY2022 LTIP Award”). Of this award, with 25% vesting on the first anniversary of the grant date, 25% vesting on the second anniversary of the grant date, and 50% vesting on the third anniversary of the grant date. An additional grant will be done in December to comply with this new grant value. As a reminder, the Equity & Long-Term Incentive Plan (“ELTIP”) is governed by the applicable terms and conditions of the ELTIP, subject to the discretion of the Board of Directors of Coty or a committee thereof and as amended from time to time.

Except as expressly set forth in this amendment, all other elements of your Existing Employment Arrangement will remain unchanged.

Thank you for all your commitment and contribution so far and we look forward to a further exciting and successful collaboration in the future.

To properly formalize your consent to this amendment, we thank you to sign this letter where indicated below.

Best Regards,

/S/ Jaap Bruinsma                            /S/ Laurent Mercier

Coty Management B.V.         In agreement
Jaap Bruinsma         Laurent Mercier
Senior HR Director Global HQ & Benelux                Amsterdam Nov. 26, 2021
Amsterdam November 26, 2021